Exhibit 99.(12)

June 2, 2014

Turner Funds

1205 Westlakes Drive, Suite 100

Berwyn, PA 19312

Re:                             Plan of Reorganization with respect to Turner All Cap Growth
Fund and Turner Midcap Growth Fund, dated May 16 2014

Ladies and Gentlemen:

We have acted as counsel to the Turner All Cap Growth Fund (the “All Cap Growth Fund”) and the Turner Midcap Growth Fund (the “Midcap Growth Fund”), each a separate series of Turner Funds, a Massachusetts business trust (“Turner”), in connection with the transfer of all of the assets of the All Cap Growth Fund to the Midcap Growth Fund, in exchange solely for shares of the Midcap Growth Fund and its assumption of the All Cap Growth Fund’s liabilities, followed by the distribution by the All Cap Growth Fund to its shareholders of the Midcap Growth Fund shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization by and between the All Cap Growth Fund and the Midcap Growth Fund, dated May 16, 2014 (the “Plan”).  You have asked for our opinion on certain Federal income tax consequences of the Reorganization.  (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)                                     The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of Turner to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Proxy Statement/Prospectus of Turner (the “Proxy-Prospectus”).

(ii)                                  The representations contained in the letter of representation from you to us, dated as of June 2, 2014 are true and complete.

(iii)                               The All Cap Growth Fund and the Midcap Growth Fund will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

On the basis of the foregoing, it is our opinion that:

(1)                                 the Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1)(C) or (D) of the Code, and the All Cap Growth Fund and the

Midcap Growth Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)                                 the All Cap Growth Fund will recognize no gain or loss (a) upon the transfer of its assets to the Midcap Growth Fund in exchange for Midcap Growth Fund shares and the assumption of the liabilities of the All Cap Growth Fund or (b) upon the distribution of those shares to the shareholders of the All Cap Growth Fund;

(3)                                 the Midcap Growth Fund will recognize no gain or loss upon the receipt of the assets of the All Cap Growth Fund in exchange for shares of the Midcap Growth Fund and the assumption of the liabilities of the All Cap Growth Fund;

(4)                                 the tax basis in the hands of the Midcap Growth Fund of each asset of the All Cap Growth Fund transferred to the Midcap Growth Fund in the Reorganization will be the same as the basis of that asset in the hands of the All Cap Growth Fund immediately before the transfer;

(5)                                 the holding period in the hands of the Midcap Growth Fund of each asset of the All Cap Growth Fund transferred to the Midcap Growth Fund in the Reorganization will include the period during which that asset was held by the All Cap Growth Fund;

(6)                                 the shareholders of the All Cap Growth Fund will recognize no gain or loss upon their receipt of shares of the Midcap Growth Fund in exchange for shares of the All Cap Growth Fund;

(7)                                 the aggregate tax basis of the Midcap Growth Fund shares received by each shareholder of the All Cap Growth Fund will equal the aggregate tax basis of the All Cap Growth Fund shares surrendered by that shareholder in the Reorganization;

(8)                                 the holding periods of the Midcap Growth Fund shares received by each shareholder of the All Cap Growth Fund will include the holding periods of the All Cap Growth Fund shares surrendered by that shareholder in the Reorganization, provided that the All Cap Growth Fund shares are held by that shareholder as capital assets on the date of the Reorganization;

(9)                                 the All Cap Growth Fund’s final taxable year will end on the date of the Reorganization; and

(10)                          the Midcap Growth Fund will succeed to and take into account the tax attributes of the All Cap Growth Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues.  We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion.  We also express no opinion regarding tax consequences under foreign, state or local laws.  In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions.  Such laws, regulations, administrative positions and judicial decisions are subject to change at any time.  Any such changes could affect the validity of the opinions set forth above.  Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Proxy-Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP